EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660-6441

August 23, 2006

The Coast Distribution System, Inc.

350 Woodview Avenue,

Morgan Hill, California 95037

RE:	Registration Statement on Form S-8 for the Registration of 350,000 shares of Common Stock under the 2005 Stock Incentive Plan of The Coast Distribution System, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by The Coast Distribution System, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 350,000 shares of the Company’s common stock, $.001 par value (“Common Stock”), reserved for issuance pursuant to future grants of stock options and restricted stock purchase rights under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 350,000 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2005 Plan, will be legally and validly issued, fully paid and nonassessable.

As you are aware, Ben A. Frydman, one of the members of the Company’s Board of Directors, is a shareholder of our firm.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH
STRADLING YOCCA CARLSON & RAUTH